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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_|  Form 3 Holdings Reported

|_|  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Fishman                            Alan                  H.
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   (Last)                            (First)              (Middle)

One MetroTech Center
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                                    (Street)

Brooklyn                               NY                   11201
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


KeySpan Corporation (KSE)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

        12/02

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (check applicable line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                       2A.          3.           Disposed of (D)                 Beneficially   Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Owned          Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- at the End     (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             of Issuer's    Indirect  Beneficial
Title of Security           Date       any          ------------                 or              Fiscal Year    (I)       Ownership
(Instr. 3)                 (mm/dd/yy)  (mm/dd/yy)                    Amount      (D)    Price    (Instr. 3 & 4) (Instr.4) (Instr.4)
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Common Stock                 --         --            --              --          --     --       3,431.832*     D         --
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* From January 1, 2002 through December 31, 2002, additional shares were acquired under the KeySpan Investor Program (Dividend Reinvestment Plan).

*    If the form is filed by more than one reporting person, see instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)                (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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Phantom      1 for 1  1/2/02   --       A       108.597  --    (1)      (1)       Common   108.597  33.150   --        D        --
Stock Units                                                                       Stock
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Phantom      1 for 1  1/2/02   --       A       126.697  --    (1)      (1)       Common   126.697  33.150   --        D        --
Stock Units                                                                       Stock
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Phantom      1 for 1  1/2/02   --       A        36.199  --    (1)      (1)       Common    36.199  33.150   --        D        --
Stock Units                                                                       Stock
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Phantom      1 for 1  1/2/02   --       A        81.448  --    (1)      (1)       Common    81.488  33.150   --        D        --
Stock Units                                                                       Stock
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Phantom      1 for 1  2/1/02   --       A       171.584  --    (1)      (1)       Common   171.584  32.345   --        D        --
Stock Units                                                                       Stock
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Phantom      1 for 1  2/1/02   --       A         1.618  --    (1)      (1)       Common     1.618  32.345   --        D        --
Stock Units                                                                       Stock
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Stock         32.66   3/1/02   --       A         4,600  --    3/1/03   2/29/12   Common     4,600  32.66    --        D        --
Options                                                                           Stock
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Phantom      1 for 1  4/1/02   --       A       130.567  --    (1)      (1)       Common   130.567  34.465   --        D        --
Stock Units                                                                       Stock
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Phantom      1 for 1  4/1/02   --       A       147.976  --    (1)      (1)       Common   147.976  34.465   --        D        --
Stock Units                                                                       Stock
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Phantom      1 for 1  4/1/02   --       A       130.567  --    (1)      (1)       Common   130.567  34.465   --        D        --
Stock Units                                                                       Stock
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Phantom      1 for 1  4/1/02   --       A        17.409  --    (1)      (1)       Common    17.409  34.465   --        D        --
Stock Units                                                                       Stock
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Phantom      1 for 1  4/1/02   --       A        78.340  --    (1)      (1)       Common    78.340  34.465   --        D        --
Stock Units                                                                       Stock
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Phantom      1 for 1  5/1/02   --       A       163.499  --    (1)      (1)       Common   163.499  35.525   --        D        --
Stock Units                                                                       Stock
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Phantom      1 for 1  5/1/02   --       A         2.693  --    (1)      (1)       Common     2.693  35.525   --        D        --
Stock Units                                                                       Stock
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Phantom      1 for 1  7/1/02   --       A        98.684  --    (1)      (1)       Common    98.684  36.480   --        D        --
Stock Units                                                                       Stock
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Phantom      1 for 1  7/1/02   --       A       139.803  --    (1)      (1)       Common   139.803  36.480   --        D        --
Stock Units                                                                       Stock
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Phantom      1 for 1  7/1/02   --       A        32.895  --    (1)      (1)       Common    32.895  36.480   --        D        --
Stock Units                                                                       Stock
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Phantom      1 for 1  7/1/02   --       A        74.013  --    (1)      (1)       Common    74.013  36.480   --        D        --
Stock Units                                                                       Stock
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Phantom      1 for 1  7/1/02   --       A        16.447  --    (1)      (1)       Common    16.447  36.480   --        D        --
Stock Units                                                                       Stock
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Phantom      1 for 1  8/1/02   --       A       173.215  --    (1)      (1)       Common   173.215  34.565   --        D        --
Stock Units                                                                       Stock
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Phantom      1 for 1  8/1/02   --       A         4.391  --    (1)      (1)       Common     4.391  34.565   --        D        --
Stock Units                                                                       Stock
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Phantom      1 for 1  10/1/02  --       A       107.768  --    (1)      (1)       Common   107.768  33.405   --        D        --
Stock Units                                                                       Stock
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Phantom      1 for 1  10/1/02  --       A       152.672  --    (1)      (1)       Common   152.672  33.405   --        D        --
Stock Units                                                                       Stock
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Phantom      1 for 1  10/1/02  --       A        35.923  --    (1)      (1)       Common    35.923  33.405   --        D        --
Stock Units                                                                       Stock
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Phantom      1 for 1  10/1/02  --       A        80.826  --    (1)      (1)       Common    80.826  33.405   --        D        --
Stock Units                                                                       Stock
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Phantom      1 for 1  11/1/02  --       A       169.366  --    (1)      (1)       Common   169.366  36.490   --        D        --
Stock Units                                                                       Stock
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Phantom      1 for 1  11/1/02  --       A         5.637  --    (1)      (1)       Common     5.637  36.490  22,425.206 D        --
Stock Units                                                                       Stock
====================================================================================================================================

Explanation of Responses:

(1) The Phantom Stock Units were acquired pursuant to the KeySpan Directors' Deferred Compensation Plan. The Phantom Stock Units are payable in cash or KeySpan common stock upon the reporting person's retirement, death, disability or change in control of KeySpan.


        /s/Alfred C. Bereche                                    2/14/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        Alfred C. Bereche as
        Attorney-In-Fact

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.